For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or David Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WIDEPOINT ANNOUNCES PROPOSED

PUBLIC OFFERING OF COMMON STOCK

McLean, Virginia – February 25, 2014 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of secure, cloud-based, enterprise-wide solutions and services in mobile communications management and identity management, announced today that it intends to offer shares of its common stock in an underwritten public offering. All of the shares in the offering are to be sold by WidePoint. WidePoint also expects to grant the underwriter a 30-day option to purchase additional shares of WidePoint’s common stock to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the final size or terms of the offering.

In connection with the offering, B. Riley & Co., LLC is acting as sole book-running manager.

WidePoint expects to use the net proceeds from the offering for general corporate purposes, including for repayment of debt, acquiring businesses and investing in other businesses.

A shelf registration statement (No. 333-193250) relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at www.sec.gov. Electronic copies of the preliminary prospectus supplement, when available, may be obtained by contacting the Compliance Department, B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 at (888) 295-0155 and at compliance@brileyco.com. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in the registration statement and other documents WidePoint has filed or will file with the SEC for more complete information about WidePoint and the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About WidePoint:

WidePoint is a leading provider of secure, cloud-delivered, enterprise-wide mobile and information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

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